EXHIBIT 99.1

American River Bankshares Announces Pricing of Public Offering of Common Stock

Sacramento, CA, December 8, 2009 – American River Bankshares (the “Company”) (NASDAQ-GS: AMRB), the Northern California-based holding company for American River Bank (the “Bank”), today announced the pricing of an underwritten public offering of 3,520,000 of its common stock at a price of $6.25 per share. The net proceeds to the Company, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $20.7 million. Howe Barnes Hoefer & Arnett, Inc. is acting as lead manager and Wunderlich Securities, Inc. as co-manager.

The Company has granted the underwriter a 30 day option to purchase up to an additional 528,000 shares of the Company’s common stock to cover over-allotments, if any. The Company expects to close the transaction, subject to customary conditions, on or about December 10, 2009.

The Company intends to use the net proceeds from the offering for general corporate purposes including organic growth and opportunistic acquisitions.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The offering will be made only by means of a prospectus which is a part of such registration statement. A copy of the prospectus may be obtained from Howe Barnes Hoefer & Arnett, Inc. at 222 S. Riverside Plaza, Chicago, Illinois 60606, 1-800-800-4693.

About American River Bankshares

American River Bankshares is the parent company of American River Bank, a community business bank serving the Greater Sacramento Area in California that operates a family of financial services providers, including North Coast Bank in Sonoma County and Bank of Amador in Amador County. For more information, please call (916) 851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; www.bankofamador.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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